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Exhibit 99.1

Press Releases

Andrew Board to Elect Charles R. Nicholas Chairman, Floyd L. English
Chairman Emeritus, Effective February 2004

—board also announces new members Philip Wm. Colburn and Robert G. Paul—

Orland Park, IL...July 17, 2003...Andrew Corporation's (NASDAQ:ANDW) Board of Directors announced that Andrew vice chairman and chief financial officer, Charles R. Nicholas, will succeed Dr. Floyd L. English as Chairman of the Andrew board upon Dr. English's retirement after the annual meeting in February 2004. Dr. English, who announced in December 2002 his intent to retire in February 2004, became chairman of Andrew Corporation in 1994 and served as president and chief executive officer from 1983 until 2003. English will join C. Russell Cox as an Andrew Chairman Emeritus upon his retirement.

"After ten years as Andrew chairman, I am pleased to be handing over the reins to my partner of many years, Chuck Nicholas, who has served with distinction as Andrew's chief financial officer since 1986," said Dr. English. "Chuck and I have worked together for more than two decades to grow Andrew as a global company with an international reputation not only for quality products and services but also for the highest levels of corporate integrity."

In addition, the Andrew board appointed Philip Wm. Colburn, former chairman of Allen Telecom Inc., and Robert G. Paul, former chief executive officer of Allen, to the Andrew Board of Directors. Andrew completed its merger with Allen on July 15, 2003. "Phil and Bob are both telecommunications industry veterans, with reputations for strong and ethical leadership. I have had the pleasure of knowing them for a number of years, and their election adds significant communications management experience and knowledge to the Andrew board. We are looking forward to dynamic contributions from our newest members," added Dr. English.

The new appointments expand Andrew's board to a total of twelve members. Colburn and Paul join John G. Bollinger, Thomas A. Donahoe, Ralph E. Faison, Jere D. Fluno, William O. Hunt, Charles R. Nicholas, Gerald A. Poch, Glen O. Toney, Dennis L. Whipple, and Floyd L. English on the board.

In a separate announcement, the board announced the appointment of Marty R. Kittrell, currently Andrew vice president of strategic planning, to the position of Chief Financial Officer, Andrew Corporation, effective October 1, 2003.

Andrew Corporation (http://www.andrew.com) designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. A global company, Andrew serves operators and OEMs from facilities in 36 countries. Andrew (founded in 1937) is an S&P 500 company listed on the NASDAQ National Market System under the symbol: ANDW.

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  Exhibit 99.1
Andrew Board to Elect Charles R. Nicholas Chairman, Floyd L. English Chairman Emeritus, Effective February 2004